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Release Date: December 15, 2021
4:30 PM CT	Home Bancorp, Inc.
John W. Bordelon
Chairman, President and CEO (337) 237-1960

Friendswood Capital Corporation
Kenny Koncaba, CEO (281) 276-1800
Kristi Koncaba, EVP & Secretary (281) 276-1800

HOME BANCORP, INC. ANNOUNCES EXPANSION INTO HOUSTON AND
AGREEMENT TO ACQUIRE
FRIENDSWOOD CAPITAL CORPORATION

Lafayette, Louisiana and Houston, Texas – Home Bancorp, Inc. (Nasdaq: “HBCP”) (“Home Bancorp”), the holding company of the 113-year-old Home Bank, N.A. (“Home Bank”), and Friendswood Capital Corporation ("Friendswood"), the holding company of Texan Bank, N.A. ("Texan Bank"), jointly announced today the signing of a definitive Agreement and Plan of Merger ("Merger Agreement") under which Home Bancorp will acquire Friendswood in an all-cash transaction. Under the terms of the Merger Agreement, shareholders of Friendswood (other than holders of Dissenting Shares, as such term is defined in the Merger Agreement) will receive $15.34 per share in cash, or $66.6 million in the aggregate, upon consummation of the transaction. The Merger Agreement also provides that Texan Bank will be merged with and into Home Bank, with Home Bank as the survivor.

“This Merger provides Home Bancorp the opportunity to expand our geographic footprint into Texas,” said John W. Bordelon, Chairman, President and Chief Executive Officer of Home Bancorp. "Texan Bank and Home Bank share the same values of serving the community and providing excellent customer service to their clients. We look forward to further developing the Houston region together and building strong relationships with consumers and businesses.”

Friendswood operates five (5) branch locations in the Houston metropolitan area. As of September 30, 2021, Friendswood had assets of $445.3 million, $342.8 million in loans and $376.3 million in deposits. Based on September 30, 2021 historical data, the combined company will have assets of approximately $3.2 billion, $2.2 billion in loans and $2.7 billion in deposits.

“Our company has always focused on serving our customers and communities with a professional team of bankers,” said Kenny Koncaba, CEO of Friendswood. “Home Bank shares the same focus. With a broader range of products and services, we believe the combined companies will serve and achieve great success as one of the strongest community banks in the area.”

Mr. Koncaba and Ms. Koncaba will both remain active in the combined company serving customers as the Houston Market President and Houston Director of Business Development Officer role, respectively.

The Merger Agreement was unanimously approved by the boards of directors of both companies. The transaction is expected to close in the first quarter of 2022, subject to customary closing conditions, including regulatory approvals and Friendswood shareholder approval.

Home Bancorp anticipates the transaction will be over 20% accretive to earnings per share once cost savings are fully realized and accretive to tangible book value per share within 3.5 years of closing. Following the Merger, Home Bank’s capital position is expected to remain strong with leverage and total risk-based capital ratios of approximately 8.5% and 13.1%, respectively. No additional capital will be needed by Home Bancorp to complete the transaction.

Raymond James & Associates, Inc. acted as financial advisor to Home Bancorp and Silver, Freedman, Taff & Tiernan LLP acted as its legal advisor in the transaction. Performance Trust Capital Partners, LLC, acted as financial advisor to Friendswood and Bracewell LLP acted as its legal advisor in the transaction.

An investor presentation with additional information regarding the Merger will be available in the Investor Relations section of Home Bancorp’s website at www.home24bank.com.

About Home Bancorp

Home Bancorp is a Louisiana corporation that became the holding company for Home Bank in October 2008 upon Home Bank’s mutual to stock conversion. Home Bank is a federally chartered, community-oriented bank which was originally organized in 1908 and is headquartered in Lafayette, Louisiana. Home Bank currently conducts business from 39 full-service banking locations in the Lafayette, Baton Rouge, New Orleans and Northshore (of Lake Pontchartrain) regions of South Louisiana and the Natchez and Vicksburg regions of Mississippi.

About Friendswood

Friendswood was organized as a bank holding company in March 2011 when it acquired all of the issued and outstanding shares of the Bank of Fort Bend, which had chartered in 2007 as a federal thrift. Thereafter, the bank changed to a national charter and was renamed as Texan Bank. Today, it is one of only nine remaining community banks with assets less than $1 billion in Houston.

Forward Looking Statements

This news release contains certain forward‑looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward‑looking statements do not relate strictly to historical or current facts. Forward-looking statements reflect management’s current views and estimates of future economic circumstances, industry conditions, company performance and financial results. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward‑looking statements, by their nature, are subject to risks and uncertainties. A number of factors ‑ many of which are beyond the control of Home Bancorp or Friendswood Capital Corporation ‑ could cause actual conditions, events or results to differ significantly from those described in the forward‑looking statements. Forward-looking statements regarding the transaction are based upon currently available information.

Actual results could differ materially from those indicated in forward-looking statements. Among other factors, actual results may differ from those described in forward-looking statements due to: the possibility that the proposed transaction does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the terms of the proposed transaction may need to be modified to obtain such approvals or satisfy such conditions; the anticipated benefits from the proposed transaction are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions, interest rates, laws and regulations and their enforcement, and the degree of competition in the markets served by the companies; the ability to promptly and effectively integrate the businesses of the companies; the reaction of the companies' customers to the transaction; diversion of management time on merger-related issues; changes in asset quality and credit risk; the inability to sustain revenue and earnings; and competitive conditions.

Home Bancorp’s Annual Reports on Form 10-K and other reports filed with the SEC describe some additional factors which could cause actual conditions, events or results to differ significantly from those described in forward-looking statements.

Forward-looking statements speak only as of the date they are made. Copies of the Home Bancorp’s reports filed with the SEC are available in the Investor Relations section of its website, www.home24bank.com. Home Bancorp does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

Annualized, pro forma, projected and estimated numbers presented herein are presented for illustrative purpose only, are not forecasts and may not reflect actual results.